UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2016

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

D. David Chandler’s employment as the Chief Financial Officer of ViewRay, Inc., together with any positions with its wholly-owned subsidiary, ViewRay Technologies, Inc., (collectively, the “Company”) ended effective as of June 8, 2016.

In connection with Mr. Chandler’s resignation and in consideration of his release of claims against the Company, on June 8, 2016, the Company entered into a separation agreement with Mr. Chandler. Under the separation agreement, Mr. Chandler will receive, among the other benefits provided for in the separation agreement, (i) cash payments equal to Mr. Chandler’s base salary at the rate in effect immediately prior to the separation date for the six months following the separation date, (ii) a cash payment of $19,828 (which amount is equal to 50% of Mr. Chandler’s 2015 annual performance bonus amount) and (iii) within thirty (30) days following the payment to other executives of their 2015 bonuses, a cash payment of $39,655 (which amount is equal to Mr. Chandler’s 2015 annual performance bonus amount). The foregoing description of the separation agreement and general release of claims with Mr. Chandler does not purport to be complete and is qualified in its entirety by reference to the agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q.

On June 9, 2016, the Company announced that it had entered into an offer letter (the “Offer Letter”) dated May 31, 2016 with Ajay Bansal, age 54, in connection with the commencement of his employment with the Company as Chief Financial Officer (including as the Company’s Principal Financial Officer and Principal Accounting Officer), effective as of June 8, 2016 (the “Start Date”). Mr. Bansal previously served as the Chief Financial Officer of Onconova Therapeutics, Inc. (“Onconova”) from March 2013 to February 2016. He also served as a member of the Board of Directors of Onconova from March 2013 until immediately prior to the listing of Onconova’s common stock on the NASDAQ Global Market in July 2013. From May 2010 to March 2013, Mr. Bansal served as Chief Financial Officer of Complete Genomics Incorporated, a life sciences company. From June 2009 to January 2010, Mr. Bansal served as Chief Financial Officer of Lexicon Pharmaceuticals, Inc., a biopharmaceutical company. From March 2006 to October 2008, Mr. Bansal served as Chief Financial Officer of Tercica, Inc., a biopharmaceutical company. From February 2003 to January 2006, Mr. Bansal served as Chief Financial Officer of Nektar Therapeutics, also a biopharmaceutical company. Prior to joining Nektar Therapeutics, Mr. Bansal spent more than 15 years as a management consultant at Arthur D. Little, Inc., McKinsey & Company, Inc. and ZS Associates, Inc., in management roles at Novartis Corporation, a pharmaceuticals company, at Mehta Partners, a financial advisory firm, and at Capital One, a bank holding company. Mr. Bansal received a B.S. in Mechanical Engineering from the Indian Institute of Technology (Delhi) and an M.S. in Operations Research and an M.B.A. from Northwestern University.

Pursuant to the terms of the Offer Letter, Mr. Bansal will receive an annual base salary of $330,000. Mr. Bansal is also eligible to receive a discretionary cash bonus for the fiscal year ending December 31, 2016, targeted at 45% of his annual base salary (pro-rated from the Start Date through the end of the 2016 fiscal year), with the payment amount based upon achievement of certain milestones as determined by the Company. The Company will also pay Mr. Bansal a $75,000 sign-on bonus in $25,000 installments on the six, nine and 12 month anniversaries of the Start Date, subject to Mr. Bansal’s continued employment with the Company through the applicable payment date.

Additionally, pursuant to the Offer Letter, the Company has agreed, subject to approval by the Company’s Board of Directors, that Mr. Bansal will be granted the following equity awards:

•

An option to purchase 550,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. One-fourth of the shares subject to such option will vest on the one-year anniversary of the Start Date, with 1/36th of the remaining shares vesting on each monthly anniversary thereafter, subject to Mr. Bansal continuing to provide services to the Company through each such vesting date.

•

Should the Company issue shares of its common stock in connection with a qualifying equity financing transaction prior to December 31, 2016, an additional option to purchase up to one percent of the number of shares of common stock issued in such transaction, with an exercise price equal to the closing price of the Company’s common stock on the date of the grant. One-fourth of the shares subject to such option will vest on the one-year anniversary of the date of the grant, with 1/36th of the remaining shares vesting on each monthly anniversary thereafter, subject to Mr. Bansal continuing to provide services to the Company through each such vesting date.

The equity awards described above will be granted under the Company’s 2015 Equity Incentive Plan and will terminate 10 years from the date of the grant.

Mr. Bansal will also be eligible to enter into an Indemnification Agreement with the Company in the form previously approved by the Company’s Board of Directors, and to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally.

The foregoing description of the material terms of the Offer Letter is qualified in its entirety by the terms of the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q. The Company is filing this Current Report on Form 8-K in reliance upon the instruction to Item 5.02(c) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Dated: June 9, 2016	By:/s/ Chris A. Raanes Name:Chris A. Raanes Title:Chief Executive Officer